June 8, 2017

VIA ELECTRONIC MAIL

Re:	Agreement to Convert – Series D Preferred Stock;
Receipt of Warrant;

Dear:

Reference is made to the 75 shares of Series D Preferred Stock (the “Preferred Stock”) issued by Pressure BioSciences, Inc. (the “Company”) to you in November 2011. The Company expects to undertake a 1 for 30 reverse stock split on Monday, June 5, 2017. Unless the context otherwise requires, all of the numbers reflected herein are represented on a pre-reverse stock split basis.

Our Current Financing

As you may be aware, the Company is currently in the process of pursuing a public offering of its securities to raise up to $12,500,000 and list its securities onto the NASDAQ Stock Market (the “Offering”). The Company has filed a registration statement on Form S-1 related to the Offering which is being led by Joseph Gunnar & Co (the “Underwriter”). The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. A copy of the preliminary offering prospectus and registration statement related to the Offering can be found at www.sec.gov and may be obtained by writing to the Company at the address below, attention: CEO. The Company believes that attaining and maintaining the listing of our shares of common stock, par value $0.01 per share (the “Common Stock”), on the NASDAQ Stock Market is in the best interests of our Company and its stockholders. The Company is therefore contacting you and other holders of debt and preferred stock to request that holders convert their Preferred Stock into Common Stock.

What We Need From You

By executing and delivering this letter, you hereby agree:

I.	That on May 10, 2017 you converted 75 shares of Preferred Stock into 187,500 restricted shares of Common Stock.

II.	That upon the conversion of the 75 shares of Preferred Stock into 187,500 restricted shares of Common Stock, PBI agreed to issue you an additional 112,500 restricted shares of Common Stock and a new warrant (the “New Warrant”) to purchase 298,328 shares of Common Stock of the Company with $0.28 exercise price. The terms of the New Warrant will be substantially similar to the warrants being included in the Offering, except such New Warrants will have a $0.28 exercise price, will be restricted securities, and will not trade on NASDAQ. For the sake of clarity, you understand that the New Warrants will not contain a “Subsequent Equity Sales” provision that lowers the exercise price of the New Warrants upon any future dilutive issuance of shares of Common Stock.

Upon the triggering of Automatic Conversion, the Company shall send you: (i) prompt written notice (the “Automatic Conversion Notice”) specifying the date upon which such conversion was effective (the “Effective Date”); and (ii) the New Warrants. The Automatic Conversion Notice will also contain instructions on surrendering to the Company your original Preferred Stock certificates; provided, however, the Automatic Conversion shall be effective on the Effective Date whether or not you surrender the Preferred Stock certificates, which shall be null and void on the Effective Date.

By executing and delivering this letter, you hereby also agree to the following lock-up conditions:

a.	That for a period of 90 days beginning on the Effective Date (the “Lock-Up Period”), you will not, without the prior written consent of the Underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock you currently own or will own including those hereafter acquired by you or with respect to which you hereafter acquire the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. Notwithstanding the foregoing, and subject to the conditions below, you may transfer Lock-Up Securities without the prior written consent of the Underwriter in connection with (a) transfers of Lock-Up Securities as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member (for purposes of this Letter Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than first cousin); (b) transfers of Lock-Up Securities to a charity or educational institution; (c) transfers of Lock-Up Securities pursuant to a bona fide third party tender offer made to all holders of the Common Stock, merger, consolidation or other similar transaction involving a change of control (as defined below) of the Company, including voting in favor of any such transaction or taking any other action in connection with such transaction, provided that in the event that such merger, tender offer or other transaction is not completed, the Lock-Up Securities shall remain subject to the restrictions set forth herein; or (d) transfers of Lock-Up Securities in the case of a “forced conversion” by the Company. In the case of any transfer pursuant to the foregoing clauses (a) or (b), (i) any such transfer shall not involve a disposition for value, (ii) each transferee shall sign and deliver to the Underwriter a lock up agreement substantially in the form of the lock-up provisions of this Letter Agreement and (iii) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made. You also agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your Lock-Up Securities except in compliance with the lock-up provisions of this Letter Agreement. For purposes of clause (d) above, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Company.

b.	If (i) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by the lock-up provisions of this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event, as applicable, unless the Underwriter waives, in writing, such extension.

c.	You agree that, prior to engaging in any transaction or taking any other action that is subject to the terms of the lock-up provisions of this Letter Agreement during the initial Lock-Up Period and including the 34th day following the expiration of the initial Lock-Up Period, you will give notice thereof to the Company and will not consummate any such transaction or take any such action unless you have received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

d.	No portion of the lock-up provisions of this Letter Agreement shall be deemed to restrict or prohibit the exercise, exchange or conversion by you of any securities exercisable or exchangeable for or convertible into the Lock-Up Securities, as applicable; provided that you do not transfer the Lock-Up Securities acquired on such exercise, exchange or conversion during the Lock-Up Period, unless otherwise permitted pursuant to the terms of the lock-up provisions of this Letter Agreement. In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any Lock-Up Securities within the Lock-Up Period).

e.	You understand that the lock-up provisions of this Letter Agreement are irrevocable and shall be binding upon your heirs, legal representatives, successors and assigns.

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

1.	You agree to the terms of the Automatic Conversion and the New Warrants.

2.	Upon the date of the Automatic Conversion, the New Warrants shall be deemed issued as described herein irrespective of your physical receipt of same.

3.	You acknowledge and agree that upon the Automatic Conversion the Preferred Stock shall be cancelled.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Automatic Conversion and the New Warrants as described herein. Upon the Effective Date of such conversion, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to Preferred Stock. Notwithstanding anything contained herein, in the event the Offering is not consummated on or before December 31, 2017, this Letter Agreement will terminate and shall be of no further force and effect.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended and that you have had the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information, to the extent the Company had such information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Preferred Stock or the transaction documents signed in connection with the issuance thereof.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

PRESSURE BIOSCIENCES, INC.

By:
Name:	Richard T. Schumacher
Title:	Chief Executive Officer

Date:	_________________,2017

ACCEPTED AND AGREED:

INVESTOR

Date: ____________, 2017